EXHIBIT 11

                     COMPUTATIONS OF EARNINGS PER SHARE

                                         Three Months Ended
                                              June 30,
                                         1997         1996
                                      -----------   -----------
Loss from continuing operations       $(3,967,477)  $(1,542,587)
Loss from discontinued operations               0             0
                                      -----------   ------------
Net Loss                              $(3,967,477)  $(1,542,587)
                                      ============  ============

Weighted Shares Outstanding            10,249,574    10,186,267

Net Loss per common share:
 Loss from continued operations       $    (0.39)   $    (0.15)
 Loss from discontinued operations          0.00          0.00
                                      -----------   -----------
Net Loss                              $    (0.39)   $    (0.15)
                                      ===========   ===========
                                         Six Months Ended
                                              June 30,
                                         1997         1996
                                      -----------   -----------
Loss from continuing operations       $(7,083,841)  $(3,105,113)
Loss from discontinued operations               0             0
                                      -----------   ------------
Net Loss                              $(7,083,841)  $(3,105,113)
                                      ============  ============

Weighted Shares Outstanding            10,237,660    10,186,267

Net Loss per common share:
 Loss from continued operations       $    (0.69)   $    (0.30)
 Loss from discontinued operations          0.00          0.00
                                      -----------   -----------
Net Loss                              $    (0.69)   $    (0.30)
                                      ===========   ===========